EXHIBIT 11

SELECTIVE INSURANCE GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE

First Quarter 2011	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income available to common shareholders	$21,549	53,863	$0.40

Effect of dilutive securities:
Restricted stock and restricted stock units	-	858
Employee stock purchase plan	-	4
Stock options	-	141
Deferred shares	-	188

Diluted EPS:
Net income available to common stockholders	$21,549	55,054	$0.39

First Quarter 2010	Income	Shares	Per Share
(in thousands, except per share amounts)	(Numerator)	(Denominator)	Amount
Basic EPS:
Net income from continuing operations	$6,593	53,144	$0.12
Net loss from discontinued operations	(790)	53,144	(0.01)
Net income available to common stockholders	$5,803	53,144	$0.11

Effect of dilutive securities:
Restricted stock	-	82
Restricted stock units	-	684
Employee stock purchase plan	-	1
Stock options	-	126
Deferred shares	-	180

Diluted EPS:
Net income from continuing operations	$6,593	54,217	$0.12
Net loss from discontinued operations	(790)	54,217	(0.01)
Net income available to common stockholders	$5,803	54,217	$0.11